EXHIBIT 5

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

March 3, 2021

Board of Directors

Fair Isaac Corporation

181 Metro Drive, Suite 700

San Jose, California 95110

Ladies and Gentlemen:

We have acted as counsel to Fair Isaac Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering the offer and sale of up to 1,512,085 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), issuable by the Company pursuant to the Fair Isaac Corporation 2021 Long-Term Incentive Plan (the “Plan”).

For purposes of this opinion letter, we have examined the Plan, the Registration Statement, the Composite Restated Certificate of Incorporation of the Company, as currently in effect, the Bylaws of the Company, as currently in effect, and the resolutions of the Company’s board of directors authorizing the issuance of the Shares. We have also examined a certificate of the Assistant Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. We have also assumed that the Company’s board of directors, or a duly authorized committee thereof, will have approved the issuance of each award under the Plan prior to the issuance thereof.

Based upon such examination and review, and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares to be issued in accordance with the Plan and that, when issued and sold as contemplated in the Registration Statement and in accordance with the Plan and any applicable award agreement and, where applicable, the consideration for the Shares specified in the Plan and any applicable award agreement has been received by the Company, the Shares will be legally and validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the Delaware General Corporation Law and speak only as of the date the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns
Partner